UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

(Amendment No. )

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☐	Preliminary Proxy Statement

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☐	Definitive Proxy Statement

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☒	Soliciting Material Under § 240.14a-12

FIRST FOUNDATION INC.
(Name of Registrant as Specified In Its Charter)

DRIVER MANAGEMENT COMPANY LLC DRIVER OPPORTUNITY PARTNERS I LP J. ABBOTT R. COOPER ALLISON BALL LILA I. FLORES
(Name of Persons(s) Filing Proxy Statement, if other than the Registrant)

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Driver Management Company LLC (“Driver Management”), together with the other participants named herein (collectively, “Driver”), intends to file a preliminary proxy statement and accompanying WHITE universal proxy card with the Securities and Exchange Commission to be used to solicit votes for the election of its slate of highly-qualified director nominees at the 2023 annual meeting of stockholders of First Foundation, Inc., a Delaware corporation (the “Company”).

Item 1: On January 20, 2023, J. Abbott R. Cooper, Managing Member of Driver Management, was quoted in the following article by the Dallas Business Journal:

Activist hedge fund Driver Management steps up pressure on First Foundation on board candidates

Jan 20, 2023, 5:11pm CST

In the weeks following its earnings report in October, First Foundation's stock price declined, and several executives left the company.

An investor with a history of shaking up regional and community banks has nominated two candidates to serve on the board of First Foundation Inc.

Abbott Cooper, founder and managing member of New York-based hedge fund Driver Management Co., said he put forward the nominations just before the turn of the calendar because of concerns about the adequacy of First Foundation's board oversight and what he sees as a lack of preparedness by the bank's management team to adjust to a high-interest rate environment.

"The business looks like a train wreck, and the management team looks like it’s in disarray," Cooper told the Dallas Business Journal. "I figure the last thing they would want is to deal with a proxy fight at the same time."

A spokeswoman for Dallas-based First Foundation declined to comment, citing a quiet period ahead of the company's upcoming fourth-quarter earnings report.

Cooper pointed to First Foundation's third-quarter financial results and a series of recent executive changes at the bank as particular issues.

First Foundation, the parent of First Foundation Bank and First Foundation Advisors, reported a profit of $29 million in the third quarter, down 13% from the prior-year period. Total revenue grew by about 5% to $99.9 million.

The bank's decline in profitability occurred because its costs rose more than its yield on assets. Cooper said the bank is "very asset-liability sensitive" because about half of its loan portfolio consists of fixed-rate loans for multifamily residential complexes.

Cooper also said First Foundation's rising loan-to-deposit ratio causes concern. The bank's loan-to-deposit ratio rose to 108.4% at the end of the third quarter, compared to previously being less than 100%.

"That’s the wrong direction at the wrong time," Cooper said.

Historically, the ratio has been high for First Foundation before its latest spike:

•	2021: 84%
•	2020: 90%
•	2019: 103%
•	2018: 106%
•	2017: 110.9%
•	2016: 115.7%

In the weeks following the earnings report in October, First Foundation's stock price declined, and several executives left the company. President David DePillo resigned in November. CFO Kevin Thompson, who served as interim president after DePillo's departure, left later that same month. In December, Lindsay Lawrence resigned as executive vice president and chief operating officer.

From Oct. 24 — the day before First Foundation (Nasdaq: FFWM) released its earnings — to Dec. 31, the company's stock price declined by more than 20% from $18 per share to around $14. Today, the stock is trading around $15.30.

"I think that if you have that type of turnover, there is something wrong," Cooper said. "Whether or not it was related to earnings, it’s not good. Even in the best of times, it’s not good."

First Foundation should have an independent board chairman, and the board should exercise closer oversight of the management team, Cooper said. He also said the bank also needs more oversight of the composition of its balance sheet.

Driver Management nominated the following individuals to serve on the board to help bring about changes:

•	Allison Ball, an investment partner at Hanover Technology Investment Management. Ball, 40, has also worked at Facebook and Goldman Sachs during her career. At Facebook, she helped to implement verification badges on the platform and create the Facebook Live video streaming feature, according to her bio on Hanover's website.
•	Lila Ontiveros, currently U.S. commercial leader for Denver-based software company Palantir Technologies Inc. Ontiveros, 39, also previously worked at Goldman Sachs and Houston-based financial services firm Caz Investments. She also served as finance director for U.S. Sen. Ted Cruz's 2016 presidential campaign.

Driver's investment strategy revolves around identifying undervalued banks and helping them to unlock shareholder value through capital structure optimization, balance sheet restructuring, mergers and acquisitions and other strategic initiatives.

Cooper is no stranger to conflict with bank CEOs. In the last few years alone, he pushed for sales of banks in Maryland, Virginia and Pennsylvania. He is currently engaged in a proxy fight Ameriserv Financial, a Pennsylvania bank with $1.4 billion in assets.

With First Foundation, Cooper is making a different play. He isn't pushing for a sale; instead, he sees an upside for First Foundation because its shares are trading at a discount despite the bank not appearing to have any credit issues.

First Foundation's shares are currently trading at about 95% of its tangible book value at the end of the third quarter. If the bank can turn things around, Cooper said the bank's stock should trade closer to $20 per share.

"A year ago, it was trading at 184% of book value," Cooper said. "It's not getting there anytime soon, but there is no reason it shouldn’t be trading at a premium, even something modest like 125%."

First Foundation moved its headquarters from Irvine, California, to Dallas in 2021. The bank opened its first full-service branch in North Texas last year.

Item 2: On January 24, 2023, Driver Management published the following message on Twitter:

Item 3: On January 24, 2023, Mr. Cooper published the following message on LinkedIn:

CERTAIN INFORMATION CONCERNING THE PARTICIPANTS

Driver Management Company LLC, together with the other participants named herein (collectively, “Driver”), intends to file a preliminary proxy statement and accompanying WHITE universal proxy card with the Securities and Exchange Commission (“SEC”) to be used to solicit votes for the election of its slate of highly-qualified director nominees at the 2023 annual meeting of stockholders of First Foundation Inc., a Delaware corporation (the “Company”).

DRIVER STRONGLY ADVISES ALL STOCKHOLDERS OF THE COMPANY TO READ THE PROXY STATEMENT AND OTHER PROXY MATERIALS AS THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION. SUCH PROXY MATERIALS WILL BE AVAILABLE AT NO CHARGE ON THE SEC’S WEB SITE AT HTTP://WWW.SEC.GOV. IN ADDITION, THE PARTICIPANTS IN THIS PROXY SOLICITATION WILL PROVIDE COPIES OF THE PROXY STATEMENT WITHOUT CHARGE, WHEN AVAILABLE, UPON REQUEST. REQUESTS FOR COPIES SHOULD BE DIRECTED TO THE PARTICIPANTS’ PROXY SOLICITOR.

The participants in the proxy solicitation are anticipated to be Driver Management Company LLC (“Driver Management”), Driver Opportunity Partners I LP (“Driver Opportunity”), J. Abbott R. Cooper, Allison Ball and Lila I. Flores.

As of the date hereof, the participants in the proxy solicitation beneficially own in the aggregate 289,000 shares of Common Stock, par value $0.001 per share, of the Company (the “Common Stock”). As of the date hereof, Driver Opportunity directly beneficially owns 76,000 shares of Common Stock, including 1,000 shares held in record name. Driver Management, as the general partner of Driver Opportunity and investment manager to certain separately managed accounts (the “SMAs”), may be deemed to beneficially own the (i) 76,000 shares of Common Stock directly beneficially owned by Driver Opportunity and (ii) 213,000 shares of Common Stock held in the SMAs. Mr. Cooper, as the managing member of Driver Management, may be deemed to beneficially own the (i) 76,000 shares of Common Stock directly beneficially owned by Driver Opportunity and (ii) 213,000 shares of Common Stock held in the SMAs. As of the date hereof, neither of Mses. Ball or Flores own beneficially or of record any securities of the Company.